UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                    FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 0-25215

                             WEBTRENDS CORPORATION
             (exact name of registrant as specified on its charter)

                             851 S.W. Sixth Avenue
                               Portland, OR 97204
                                 (503) 294-7025
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
                       (Title of each class of securities
                             covered by this form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       |X|       Rule 12h-3(b)(1)(i)       |X|
          Rule 12g-4(a)(1)(ii)      |_|       Rule 12h-3(b)(1)(ii)      |_|
          Rule 12g-4(a)(2)(i)       |_|       Rule 12h-3(b)(2)(i)       |_|
          Rule 12g-4(a)(2)(ii)      |_|       Rule 12h-3(b)(2)(ii)      |_|
                                              Rule 15d-6                |_|

     Approximate number of holders of record as of the certification or notice date: One (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, WebTrends Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           WebTrends Corporation


Date: March 30, 2001                       By: /s/ James A. Barth
                                              -----------------------------
                                              Name:  James A. Barth
                                              Title: President and Assistant
                                                       Secretary